Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	George Yanoshik, Jr. for Eye Care Centers of America Highmark Inc. 717-302-4251 george.yanoshik@highmark.com

Eye Care Centers of America Board Names Eisen,

Gebhardt to Top Leadership Positions

James Denny to Retire as President and Chief Operating Officer

SAN ANTONIO, Tx. (September 23, 2008) – Pennsylvania-based HVHC Inc., a Highmark company, today announces leadership changes at Eye Care Centers of America (ECCA). On October 1, James Eisen will become the company’s new chief operating officer, replacing James Denny who has resigned as COO effective Sept. 30. In addition, George Gebhardt has been named chief merchandising officer by the ECCA Board of Directors, a position he will assume on October 1. ECCA veteran James Denny has resigned as president effective December 31, 2008 and will retire at that time.

“Eye Care Centers of America is gaining two accomplished executives with proven track records of success, tremendous credentials and great leadership skills,” said HVHC president and chief executive officer, and ECCA chief executive officer and chairman of the board David Holmberg. “Both Jim and George will be assets to the ECCA management team as we continue to grow our business and enhance our presence as a leader in the vision retail industry.”

No newcomer to the vision industry, Eisen is the former vice president of store operations for Luxottica Licensed Brands, previously

Cole Licensed Brands, in Cleveland, OH. Most recently he was senior vice president of stores with national fabric and crafts retailer Jo-Ann Stores in Hudson, OH.

Eisen is a graduate of California Coast University with a bachelor’s degree in business management, and he has been married to his wife, Heather, for 28 years. They have two children and a granddaughter.

“It is an honor to be part of the ECCA leadership team, and I’m excited about the growth opportunities in our retail businesses,” said Eisen. “As we continue to invest in training, coaching and developing our teams, we will have leaders demonstrating and delivering upon our organization’s mission to provide integrated vision care solutions for our customers and patients.”

George Gebhardt has served as ECCA’s executive vice president of Merchandising since September 1996, and he assumed the responsibilities for managed vision care in 2004. He has also been responsible for marketing from September 1996 to December 2004 and since May 2006. Gebhardt was with Visionworks from February 1994 to September 1996 serving in various positions, most recently senior vice president of Merchandising and Marketing. Prior to entering the vision retail business, he spent over 13 years with Eckerd Corporation in various operational positions including senior vice president and general manager of Eckerd Vision Group. He also spent seven years working for Procter & Gamble serving in various positions including unit sales manager of Procter & Gamble’s Health and Beauty Care Division.

Gebhardt is a graduate of Southern Oregon University with a bachelor’s degree in marketing, and he has been married to his wife, Karen, for 30 years. They have four children and five grandchildren.

“I’ve been with the company a long time and can honestly say it is truly exciting to see our long-term strategic plan come together so well,” said Gebhardt. “We are a great company that is getting stronger and more focused every day, and I look forward to helping the HVHC family achieve and exceed our goals.”

Since joining ECCA, James Denny has been responsible for overseeing the management of all retail stores, as well as real estate and construction. From June 2003 to December 2004, he was senior vice president of Store Operations, overseeing the management of approximately one-quarter of our stores. And, from June 1967 to March 1992 and again from January 1994 to December 2002, he held various progressive operations positions culminating in president of Sears Puerto Rico with Sears Roebuck & Co. From March 1993 to January 1994, Mr. Denny served as region manager with Circuit City Stores, Inc.

“Jim has been a real asset to ECCA, and has made many contributions to the company during the past five years,” said Holmberg. “We wish him well as he retires and begins this new chapter in his life.”

About HVHC Inc.

HVHC Inc. is the owner of New York-based Davis Vision, Inc., New Jersey-based Viva International Group and Texas-based Eye Care Centers of America. Together, these companies rank among the nation’s largest vision companies.

About Eye Care Centers of America

With more than 400 retail stores in 36 states, Eye Care Centers of America, Inc. is the third largest retail optical chain in the U.S. The company’s brand names include EyeMasters, Binyon’s, Visionworks, Hour Eyes, Dr. Bizer’s VisionWorld, Dr. Bizer’s ValueVision, Doctor’s ValuVision, Stein Optical, Vision World, Doctor’s VisionWorks, and Eye DRx. Founded in 1984, the company is headquartered in San Antonio, Texas. For more information about Eye Care Centers of America, visit www.ecca.com.

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